Exhibit 5.2

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]

October 15, 2007

Newmont Mining Corporation

Newmont USA Limited

1700 Lincoln Street

Denver, Colorado 80203

Re:	Newmont Mining Corporation

Newmont USA Limited

Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Newmont Mining Corporation, a Delaware corporation (the “Company”), and Newmont USA Limited, a Delaware corporation and a wholly owned subsidiary of the Company (the “Guarantor”) in connection with (i) the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended, the “Act”), on October 15, 2007, and (ii) the Prospectus dated October 15, 2007, constituting a part thereof, as supplemented by the Prospectus Supplement dated October 15, 2007 (collectively, the “Prospectus”), relating to the resale by selling securityholders of (a) $575,000,000 aggregate principal amount of its 1.250% Convertible Senior Notes due 2014 (the “2014 Notes”); (b) $575,000,000 aggregate principal amount of its 1.625% Convertible Senior Notes due 2017 (the “2017 Notes” and, together with the 2014 Notes, the “Notes”); and (c) the shares of the Company’s common stock, $1.60 par value per share (the “Shares”), that may be issued upon the surrender and conversion of the Notes.

The Notes, with associated Guarantees, and the Shares are being registered pursuant to the Registration Rights Agreement dated as of July 17, 2007 (the “Registration Rights Agreement”), by and among the Company, the Guarantor and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.(the “Representatives”), as Representatives of the several Initial Purchasers, incorporated by reference as an exhibit to the Registration Statement.

All capitalized terms that are not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with the Company’s preparation and filing of the Registration Statement and the Prospectus, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to matters of fact not directly within our actual knowledge, we have relied upon certificates, telegrams and other documents from public officials in certain jurisdictions.

In connection with this opinion, we have examined the following documents:

i. The Certificate of Incorporation of the Company, as amended to date, certified as of a recent date by an officer of the Company (the “Certificate”);

ii. The Bylaws of the Company, as amended to date, certified as of a recent date by an officer of the Company (the “Bylaws”);

iii. The Certificate of Incorporation and Bylaws of the Guarantor, certified as of a recent date by an officer of the Guarantor (the “Guarantor Documents”);

Newmont USA Limited

October 15, 2007

iv. The Indenture related to the 1.250% Convertible Senior Notes due 2014, dated as of July 17, 2007 (the “2014 Indenture”), by and among the Company, the Guarantor and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (including the form of 1.250% Convertible Senior Note due 2014 and the form of Guarantee), incorporated by reference as an exhibit to the Registration Statement;

v. The Indenture related to the 1.625% Convertible Senior Notes due 2017, dated as of July 17, 2007 (the “2017 Indenture” and, together with the 2014 Indenture, the “Indentures”), by and among the Company, the Guarantor and the Trustee, as trustee (including the form of 1.625% Convertible Senior Note due 2017 and the form of Guarantee), incorporated by reference as an exhibit to the Registration Statement;

vi. The Purchase Agreement, dated as of July 11, 2007, by and among the Company, the Guarantor and the Representatives, as Representatives of the several Initial Purchasers listed in Schedule I thereto.

vii. The Registration Rights Agreement;

viii. Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Company Board”) authorizing the issuance and sale of the Notes and the Shares, certified as of a recent date by an officer of the Company (the “Company Resolutions”);

ix. Resolutions adopted by the board of directors of the Guarantor (the “Guarantor Board”) authorizing the Guarantee entered into in connection with the Notes, certified as of a recent date by an officer of the Guarantor (the “Guarantor Resolutions”);

x. Such other records of the corporate proceedings of the Company and the Guarantor that we considered necessary or appropriate for the purpose of rendering this opinion;

xi. Such other certificates and assurances from public officials, officers and representatives of the Company and the Guarantor that we considered necessary or appropriate for the purpose of rendering this opinion; and

xii. Such other documents that we considered necessary or appropriate for the purpose of rendering this opinion.

On the basis of the foregoing examination, our reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Notes constitute legal, valid and binding obligations of the Company and the Guarantees constitute legal, valid and binding obligations of the Guarantor (in each case, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Shares have been duly authorized and validly reserved for issuance and, when issued upon conversion of the Notes and in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York, and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) (the “DGCL”) and the federal laws of the United States of America.

This opinion may be filed as an exhibit to the Registration Statement or as part of the Company’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement. Consent is also given to the reference to this firm under the caption “Validity of the Securities” in the prospectus

Newmont USA Limited

October 15, 2007

contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP